Exhibit 23.7

CONSENT OF NOMINEE FOR DIRECTOR
OF STAR BULK CARRIERS CORP.

I hereby consent to the reference to me under the caption "Management" in the joint proxy statement/prospectus included in the registration statement of Star Bulk Carriers Corp., as shall be filed with the U.S. Securities and Exchange Commission and any and all amendments thereto.

/s/ Peter Espig
_______________________
Name: Peter Espig
Date:   March 14, 2007